Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-134508 and No. 333-146297), in the Post Effective Amendment No. 1 on Form S-8 to Form S-4 (No. 333-88663) and on Form S-8 (No. 333-115725, No. 333-129116, No. 333-143116, No. 333-161390, and No. 333-167127) of Gentiva Health Services, Inc. of our report dated March 16, 2010, except insofar as it relates to the presentation of additional guarantor subsidiaries discussed in Note 21 for which the date is October 20, 2010, relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Form 8-K/A.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia

October 20, 2010